Exhibit 99.1

CONTACTS

Gary L. Nalbandian	Mark A. Zody
Chairman/President	Chief Financial Officer
(717) 412-6301

METRO BANCORP REPORTS A 10% INCREASE IN CORE DEPOSITS;

TOTAL DEPOSITS NOW EXCEED $1.8 BILLION

February 4, 2010 – Harrisburg, PA – Metro Bancorp, Inc. (NASDAQ Global Select Market Symbol: METR), parent company of Metro Bank, reported a 10% increase in core deposits and an 11% increase in total deposits for the fourth quarter, announced Gary L. Nalbandian, Chairman, President and CEO.

Fourth Quarter Financial Highlights (in millions, except per share data)
	Quarter Ended			Year Ended
	12/31/09	12/31/08	% Change	12/31/09	12/31/08	% Change
Total assets	$2,147.8	$2,140.5	0%

Total deposits	1,814.7	1,634.0	11%

Total loans (net)	1,429.4	1,423.1	0%

Total revenues	$25.8	$28.0	(8)%	$100.1	$104.1	(4)%

Net income (loss)	(0.9)	2.8	(132)%	(1.9)	12.9	(115)%

Diluted net income (loss) per share	$(0.07)	$0.42	(117)%	$(0.24)	$1.97	(112)%

Chairman’s Statement

Commenting on the Company’s financial results, Chairman Nalbandian stated “2009 was a monumental year for Metro Bank, marked by a number of signature events.  Foremost was our successful transition of operational services from TD Bank, N.A. (“TD”) to Fiserv during the second and third quarters, along with our simultaneous and totally seamless rebranding of the entire Company.  In every respect, these endeavors were exceptional in scale and complexity, and our rebranding from Commerce Bank/Harrisburg to Metro Bank continues to be enthusiastically embraced by our customers.

“In late September, Metro Bancorp completed a successful common stock offering which raised $77.8 million. This additional capital positions us as one of the most strongly capitalized banks in America. It also provides the foundation for aggressive store growth, both de novo and through our pending acquisition of Republic First Bancorp.

“Metro’s growth plan includes continued expansion in our existing Central Pennsylvania footprint, as well as new stores in Bucks, Chester and Montgomery counties. This, combined with our upcoming launch in Metro Philadelphia through the Republic First merger, is the platform from which Metro Bank will become ‘America’s Next Great Bank.’”

Mr. Nalbandian noted the following highlights from the fourth quarter and year ended December 31, 2009:

➢	Stockholders’ equity increased by $85.6 million, or 75%, over the past twelve months to $200 million. At December 31, 2009, the Company’s book value per share was $14.80.

➢
With the additional new capital raised earlier in the year, Metro Bancorp now exhibits some of the strongest capital ratios in America.  The Company’s consolidated leverage ratio as of December 31, 2009 was 11.31% and its total risk-based capital ratio was 14.71%.

➢	Total deposits increased $180.7 million, or 11%, to $1.81 billion from one year ago.

➢	Core consumer deposits increased by $170.0 million, or 23%, over the previous twelve months to $899.2 million. Consumer deposits now total 50% of total core deposits.

➢
The Company recorded a net loss of $890,000, or ($0.07) per fully-diluted share, for the fourth quarter vs. net income of $2.8 million, or $0.42 per fully-diluted share, for the same period one year ago. Net loss for the year ended December 31, 2009 was $1.9 million, or ($0.24) per fully-diluted share vs. net income of $12.9, or $1.97 per fully-diluted share for the year ended December 31, 2008.

Impacting the fourth quarter were the following:

•
Final one-time charges associated with the transition of data processing and technology network services, as well as the Company’s rebranding, totaled approximately $1.4 million during the fourth quarter. The Company believes it has recognized all one-time charges associated with these events in 2009 and does not expect any such charges going forward.  The Company also continues to incur a higher level of salary and benefits, data processing and telecommunications costs related to additional personnel and information technology infrastructure to perform certain services in-house which were previously performed by TD.

•
Net interest income during the fourth quarter of 2009 was impacted by the reversal of approximately $660,000 of accrued interest income associated with loans which were reclassified to non-accrual status during the quarter.  Net interest income for the fourth quarter was also lower than the same period last year as a result of a lower level of interest earning assets combined with lower yields on those assets.

➢	Total assets reached $2.15 billion.

➢	In this extremely difficult credit environment, net loans reached $1.43 billion as of December 31, 2009 vs. $1.42 billion as of December 31, 2008.

➢
Total revenues for the quarter were $25.8 million as compared to $28.0 million for the same quarter one year ago. The decrease is due to a lower level of net interest income which is primarily the result of a lower interest rate environment during the fourth quarter of 2009 as compared to 2008.

➢
The Company’s net interest margin on a fully taxable basis for the fourth quarter of 2009 was 3.88% vs. 3.92% for the third quarter and compared to 4.31% for the fourth quarter of 2008.  The Bank’s deposit cost of funds for the fourth quarter was 0.94% as compared to 1.16% for the same period one year ago, while core deposits grew from $1.63 billion to $1.78 billion over the past twelve months.

➢
Noninterest income totaled $7.2 million for the fourth quarter of 2009, up $596,000, or 9%, over the fourth quarter of 2008. Noninterest income for the year ended December 31, 2009 was $24.5 million, down $976,000, or 4%, from the year ended December 31, 2008, a direct result of net impairment losses on investment securities combined with a lower level of net gains on the sale of loans.

➢
Metro Bancorp continues to prepare to merge with Republic First Bancorp (NASDAQ: FRBK). Republic First Bank has 12 offices located in Abington, Ardmore, Bala Cynwyd, Plymouth Meeting, Media and Philadelphia, Pennsylvania; and Voorhees, New Jersey. The merger is awaiting regulatory approval. The combined company, under the Metro Bank brand, will have total assets of approximately $3.2 billion and 45 offices in Pennsylvania and New Jersey.

➢
Metro Bank has five new sites in various stages of development in Central Pennsylvania: two in York County; two in Lancaster County and one in Cumberland County. The Bank currently has a network of 33 stores in the counties of Berks, Cumberland, Dauphin, Lancaster, Lebanon and York.

Income Statement

	Three months ended December 31,				Year ended December 31,
(dollars in thousands, except per share data)	2009	2008	% Change		2009	2008	% Change
Total revenues	$25,753	$27,965	(8	) %	$100,063	$104,138	(4	) %
Total expenses	25,646	20,570	25		91,710	77,909	18
Net income (loss)	(890)	2,756	(132)		(1,898)	12,901	(115)
Diluted net income (loss) per share	$(0.07)	$0.42	(117	) %	$(0.24)	$1.97	(112	) %

Total revenues (net interest income plus noninterest income) for the fourth quarter decreased $2.2 million to $25.8 million, down 8% from the fourth quarter of 2008. The decrease was attributable to a lower level of net interest income during the quarter vs. the same period one year ago. Total revenues for the year 2009 were $100.1 million as compared to $104.1 million for year 2008.  Excluding net losses on investment securities, as a result of other-than-temporary impairment (“OTTI charges”) on private-label collateralized mortgage obligations (“CMO’s”), total revenues were down $1.7 million, or 2%.

The Company recorded a net loss of $890,000 for the fourth quarter of 2009, down from net income of $2.8 million for the fourth quarter of 2008. Net loss per fully diluted share for the quarter was $(0.07), down from fully diluted net income per share of $0.42 recorded for the same period a year ago.

The net loss is attributable to a combination of the higher level of expenses incurred during the fourth quarter as a result of the Company’s transition of data processing and technology network services to a new provider, the final one-time costs associated with the complete rebranding of the Company and its subsidiary Bank and a lower level of net interest income.

Net loss totaled $1.9 million for the year ended December 31, 2009 as compared to net income of $12.9 million for 2008.  The 2009 loss is a direct result of one-time and higher ongoing expenses associated with the transition of services and rebranding, provision for loan losses of $12.4 million for the year 2009 compared to $7.5 million for the year 2008, net securities losses of $770,000 primarily due to OTTI charges, lower net interest income and the $960,000 FDIC special assessment charge incurred during the second quarter of 2009.

Net Interest Income and Net Interest Margin

Net interest income for the fourth quarter of 2009 totaled $18.6 million vs. $21.4 million recorded a year ago.  Net interest income during the fourth quarter of 2009 was impacted by the reversal of approximately $660,000 of accrued interest income associated with loans which were reclassified to non-accrual status during the quarter.  Net interest income for the fourth quarter was also lower than the same period last year as a result of a lower level of interest earning assets combined with lower yields on those assets. Net interest income for the year ended December 31, 2009 totaled $75.6 million vs. $78.7 million in 2008.

The net interest margin on a fully-taxable basis for the fourth quarter of 2009 was 3.88% vs. 3.92% for the previous quarter and compared to 4.31% for the fourth quarter of 2008. Average interest earning assets for the fourth quarter were $1.95 million vs. $2.01 million for the fourth quarter of 2008. In addition, the level of interest income earned during the fourth quarter of 2009 was affected by a decrease in the yield on those earning assets vs. the same period in 2008 as a result of a lower level of market interest rates present during the fourth quarter of 2009 as compared to the same period one year ago.

Total noninterest-bearing deposits averaged $306.1 million for the fourth quarter of 2009, up $33.3 million, or 12%, over fourth quarter last year while average interest bearing deposits totaled $1.48 billion, up $158.5 million, or 12%, over the fourth quarter of 2008. At the same time, average borrowings for the fourth quarter of 2009 were $65.2 million compared to $375.5 million for the same period one year ago. Total interest expense for the quarter was down $1.2 million, or 19%, from the fourth quarter of 2008 as a result of a 22 bps reduction in the Company’s total cost of funds.

On a fully-taxable basis, the Company’s net interest margin for year ended December 31, 2009 was 3.93% vs. 4.19% for the same period in 2008, the result of a much lower interest rate environment throughout 2009 as compared to 2008.

The Company’s deposit cost of funds was 1.02% for the year ended December 31, 2009, down 40 bps from 1.42% for 2008 and the total cost of all funding sources was 1.16%, down 54 bps from the previous year.

Change in Net Interest Income and Rate/Volume Analysis

As shown below, the change in net interest income on a tax equivalent basis for the quarter was due to both volume and rate changes in the Company’s earning assets.

(dollars in thousands)	Net Interest Income
2009 vs. 2008	Volume Change	Rate Change	Total Change	% Change
4th Quarter	$(1,382)	$(1,344)	$(2,726)	(12)%

Year To Date	$(1,170)	$(1,437)	$(2,607)	(3	) %

Noninterest Income

Noninterest income for the fourth quarter of 2009 totaled $7.2 million, up $596,000, or 9%, over $6.6 million a year ago.

	Three months ended December 31,			Year ended December 31,
(dollars in thousands)	2009	2008	% Change	2009	2008	% Change
Deposit charges and service fees	$6,786	$5,994	13%	$24,029	$23,929	0%
Other income	407	588	(31)	1,198	1,661	(28)
Subtotal	7,193	6,582	9	25,227	25,590	(1)
Loss on securities	(15)	-	-	(770)	(157)	390
Total noninterest income	$7,178	$6,582	9%	$24,457	$25,433	(4	) %

Noninterest income for the fourth quarter was $7.2 million vs. $6.6 million for the same period in 2008. Deposit service charges and fees totaled $6.8 million for the fourth quarter, an increase of $792,000, or 13%, over the same period in 2008. Noninterest income for the year ended December 31, 2009 was $24.5 million compared to $25.4 million for the year ended December 31, 2008.  The 2009 figure was impacted by a $627,000 loss on the sale of student loans during the first quarter combined with net losses of $770,000 on investment securities. The securities losses related to $2.3 million of other-than-temporary impairment charges on private-label collateralized mortgage obligations offset partially by $1.6 million of gains on the sale of other investment securities. Excluding the above mentioned charges, core noninterest income totaled $25.9 million for the year ended December 31, 2009 compared to $25.6 million for the previous year.

Noninterest Expenses

Noninterest expenses for the fourth quarter of 2009 were $25.6 million, up $5.1 million, or 25%, over $20.6 million recorded one year ago.  The breakdown of noninterest expenses for the fourth quarter and for the year ended December 31, 2009 and 2008 are shown in the following table:

	Three months ended December 31,			Year ended December 31,
(dollars in thousands)	2009	2008	% Change	2009	2008	% Change
Salaries and employee benefits	$11,485	$10,355	11%	$43,426	$38,085	14%
Occupancy and equipment	3,557	3,060	16	12,932	12,394	4
Advertising and marketing	876	429	104	2,751	2,747	0
Data Processing	2,416	1,897	27	9,155	7,234	27
Regulatory assessments and related fees	736	554	33	3,992	2,834	41
One-time system conversion/branding (net)	1,440	935	54	917	935	(2)
Merger/acquisition	110	491	(78)	765	491	56
Other expenses	5,026	2,849	76	17,772	13,189	35
Total noninterest expenses	$25,646	$20,570	25%	$91,710	$77,909	18%

Included in noninterest expenses for the fourth quarter of 2009 were one-time charges of approximately $1.4 million associated with the transition of data processing and technology network services as well as the costs of rebranding to Metro Bank. The Company believes it has fully recognized all one-time charges associated with these events in 2009 and does not expect any further one-time charges related to conversion or rebranding going forward. The increase in salary and benefit expenses includes the impact of additional staffing in operations and information technology to handle the conversion processes as well as functions that were previously performed by TD but are now performed in-house. The increase in equipment expenses reflects charges for depreciation and maintenance on new systems added in 2009 through the conversion process. Data processing costs for the quarter were up $519,000, or 27%, over the same period in 2008, again associated with the transition of services and conversion of systems. Total “other expenses” were up $2.2 million, or 76%, for the fourth quarter of 2009 over the fourth quarter one year ago. Included are increased expenses associated with OREO and other problem loans, consulting expenses, legal costs, non-credit related account losses, and costs associated with call center operations.

Total noninterest expenses for the year ended 2009 were $91.7 million, up $13.8 million, or 18%, over the $77.9 recorded during the year 2008. Increased expense categories for the full year 2009 over 2008 mirror those mentioned above for the fourth quarter.  Total noninterest expenses for the year 2009 were partially offset by the recognition of a $6 million fee paid to Metro Bank by TD to help defray the costs of transition and rebranding.

Balance Sheet

	December 31,
(dollars in thousands)	2009	2008	% Change
Total assets	$2,147,759	$2,140,527	0%

Total loans (net)	1,429,392	1,423,064	0%

Total deposits	1,814,733	1,633,985	11%

Total core deposits	1,783,319	1,625,092	10%

Total stockholders’ equity	200,022	114,470	75%

Total borrowings and debt	105,475	379,525	(72)%

Lending

Gross loans totaled $1.44 billion at December 31, 2009, up slightly over one year ago. The composition of the Company’s loan portfolio is as follows:

(dollars in thousands)	December 31, 2009	% of Total	December 31, 2008	% of Total	$ Change	% Change
Commercial	$480,674	34%	$445,197	31%	$35,477	8%
Owner occupied	263,413	18	269,280	19	(5,867)	(2)
Total commercial	744,087	52	714,477	50	29,610	4
Consumer/residential	305,362	21	329,403	23	(24,041)	(7)
Commercial real estate	394,334	27	395,903	27	(1,569)	0
Gross loans	$1,443,783	100%	$1,439,783	100%	$4,000	0%

In the extremely difficult credit environment that was present throughout 2009, Metro Bank generated $265 million of new gross loans which were offset by payments totaling $245 million.

Asset Quality

The Company’s asset quality ratios are highlighted below:

		Quarters Ended
	December 31, 2009	September 30 2009	December 31, 2008
Non-performing assets/total assets	2.12%	1.53%	1.30%
Net loan charge-offs (annualized)/avg total loans	0.56%	2.29%	0.16%
Loan loss allowance/total loans	1.00%	0.99%	1.16%
Non-performing loan coverage	38%	58%	62%
Non-performing assets/capital and reserves	21%	15%	21%

Non-performing assets and loans past due 90 days at December 31, 2009 totaled $45.6 million, or 2.12%, of total assets, up from $32.0 million, or 1.53% of total assets, at September 30, 2009 and as compared to $27.9 million, or 1.30%, of total assets one year ago. The increase in non-performing assets during the fourth quarter related to two different relationships totaling $17.3 million.  Excluding these two additions, all other non-performing loan balances decreased by $3.7 million during the quarter.  The Company’s fourth quarter provision for loan losses totaled $1.8 million as compared to $3.4 million recorded in the fourth quarter of 2008. For the year ended December 31, 2009, the loan loss provision totaled $12.4 million vs. $7.5 million for the year ended December 31, 2008. The increase in the provision for loan losses over the prior year is a result of the Company’s increase in the level of non-performing loans from December 31, 2008 to December 31, 2009 as well as the economic conditions and value of underlying collateral on loans. The allowance for loan losses totaled $14.4 million as of December 31, 2009, as compared to $16.7 million at December 31 2008.  The allowance represented 1.00% and 1.16% of gross loans outstanding at December 31, 2009 and 2008, respectively.

Total net charge-offs for the fourth quarter of 2009 were $2.0 million vs. $569,000 for the fourth quarter of 2008. Total net charge-offs for the year ended December 31, 2009 were $14.8 million compared to $1.5 million for the year ended December 31, 2008.  Approximately $11.5 million, or 78%, of total loan charge-offs for 2009 were associated with a total of eight different relationships.

Deposits

The Company’s deposit growth continues with total deposits at December 31, 2009 reaching $1.81 billion, a $181 million, or 11%, increase over total deposits of $1.63 billion one year ago.  Core deposits grew by $158 million, or 10%, over the previous twelve months.

(dollars in thousands)	12/31/09	12/31/08	$ Increase	% Increase

Core Deposits	$1,783,319	$1,625,092	$158,227	10%

Total Deposits	1,814,733	1,633,985	180,748	11%

Core Deposits

Change in core deposits by type of account is as follows:

	December 31,
(dollars in thousands)	2009	2008	% Change	4th Quarter 2009 Cost of Funds
Demand non-interest-bearing	$319,850	$280,556	14%	0.00%
Demand interest-bearing	930,846	732,235	27	0.89
Savings	293,325	391,612	(25)	0.56
Subtotal	1,544,021	1,404,403	10	0.81
Time	239,298	220,689	8	2.77
Total core deposits	$1,783,319	$1,625,092	10%	0.95%

Change in core deposits by type of customer is as follows:

	December 31,	% of	December 31,	% of	%
(dollars in thousands)	2009	Total	2008	Total	Change
Consumer	$899,196	50%	$729,187	45%	23%
Commercial	517,997	29	584,166	36	(11)
Government	366,126	21	311,739	19	17
Total	$1,783,319	100%	$1,625,092	100%	10%

Consumer core deposits grew by $170.0 million, or 23%, over the past twelve months and now account for 50% of total core deposits.

Investments

At December 31, 2009, the Company’s investment portfolio totaled $506.7 million. Detailed below is information regarding the composition and characteristics of the portfolio at December 31, 2009:

Product Description	Available for Sale	Held to Maturity	Total
(dollars in thousands)
Mortgage-backed securities:
Federal government agencies pass through certificates	$80,588	$54,822	$135,410
Collateralized mortgage obligations	253,490	34,372	287,862
U.S. Government agencies/other	54,758	28,621	83,379
Total	$388,836	$117,815	$506,651
Duration (in years)	3.0	4.0	3.3
Average life (in years)	3.6	4.8	3.8
Quarterly average yield	3.83%	4.70%	3.84%

At December 31, 2009, the after-tax unrealized loss on the Bank’s available for sale portfolio was $10.9     million as compared to $8.3 million at September 30, 2009 and $17.3 million at December 31, 2008. The Company recorded a $15,000 charge against 2009 fourth quarter earnings for other-than-temporary credit losses on four private-label collateralized mortgage obligations held in the Bank’s portfolio.

Capital

Stockholders’ equity at December 31, 2009 totaled $200.0 million, an increase of $85.6 million, or 75%, over stockholders’ equity of $114.5 million at December 31, 2008, primarily the result of a common stock offering in the third quarter of 2009 which netted $77.8 million in new capital to the Company. Return on average stockholders’ equity (ROE) for the fourth quarter and year ended December 31, 2009 and 2008, respectively, is shown below:

Return on Equity
Three Months Ended December 31,		Year Ended December 31,
2009	2008	2009	2008
(1.76)%	9.76%	(1.34)%	11.42%

The Company’s capital ratios at December 31, 2009 were as follows:

	Metro	Regulatory Guidelines “Well Capitalized”
Leverage Ratio	11.31%	5.00%
Tier 1	13.87%	6.00
Total Capital	14.71%	10.00

Both the Company and its subsidiary bank are well capitalized under various regulatory capital guidelines as required by federal banking agencies.

FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION

This document contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act and Section 21E of the Securities Exchange Act of 1934, which we refer to as the Exchange Act, with respect to the proposed merger with Republic First and the financial condition, liquidity, results of operations, future performance and business of Metro. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. These forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond our control).   The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements.

While we believe our plans, objectives, goals, expectations, anticipations, estimates and intentions as reflected in these forward-looking statements are reasonable, we can give no assurance that any of them will be achieved.  You should understand that various factors, in addition to those discussed elsewhere in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus, could affect our future results and could cause results to differ materially from those expressed in these forward-looking statements, including:

•
whether the transactions contemplated by the merger agreement with Republic First will be approved by the applicable federal, state and local regulatory authorities and, if approved, whether the closing conditions to the proposed merger will be satisfied;

•
the Company’s ability to complete the proposed merger with Republic First and the merger of Republic Bank with and into Metro Bank, to integrate successfully Republic First’s assets, liabilities, customers, systems and management personnel into the Company’s operations, and to realize expected cost savings and revenue enhancements within expected timeframes or at all;

•
the possibility that expected Republic First merger-related charges will be materially greater than forecasted or that final purchase price allocations based on fair value of the acquired assets and liabilities at the effective date of the merger and related adjustments to yield and/or amortization of the acquired assets and liabilities will be materially different from those forecasted;

•	adverse changes in the Company’s or Republic First’s loan portfolios and the resulting credit risk-related losses and expenses;

•	the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System;

•
general economic or business conditions, either nationally, regionally or in the communities in which either the Company or Republic First does business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and loan performance or a reduced demand for credit;

•	continued levels of loan quality and volume origination;

•	the adequacy of loss reserves;

•	the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance);

•	the willingness of customers to substitute competitors’ products and services for the Company’s products and services and vice versa, based on price, quality, relationship or otherwise;

•	unanticipated regulatory or judicial proceedings and liabilities and other costs;

•	interest rate, market and monetary fluctuations;

•	the timely development of competitive new products and services by the Company and the acceptance of such products and services by customers;

•	changes in consumer spending and saving habits relative to the financial services we provide;

•	the loss of certain key officers;

•	continued relationship with major customers;

•	the Company’s ability to grow the business internally and through acquisition and successful integration of new or acquired entities while controlling costs;

•	compliance with laws and regulatory requirements of federal, state and local agencies;

•	the ability to hedge certain risks economically;

•	effect of terrorists attacks and threats of actual war;

•	deposit flows;

•	changes in accounting principles, policies and guidelines;

•	rapidly changing technology;

•	other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services; and

•	the success of the Company at managing the risks involved in the foregoing.

Because such forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. The foregoing list of important factors is not exclusive and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document.  The Company does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company.  For information, concerning events or circumstances after the date of this report, refer to the Company’s filings with the Securities and Exchange Commission (“SEC”).